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                                                                  Exhibit (j)(2)

                       Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 16, 2002, relating to the financial statements and financial highlights which appear in the October 31, 2002 Annual Report to Board of Trustees and Shareholders of TempFund, TempCash, FedFund, T-Fund, Federal Trust Fund, Treasury Trust Fund, MuniFund, MuniCash, California Money Fund and New York Money Fund (Portfolios of BlackRock Provident Institutional Funds), which is also incorporated by reference into the Registration Statement. We also consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Management of the Funds", "Auditors" and "Financial Statements" in the Statement of Additional Information.

PricewaterhouseCoopers LLP
Philadelphia, PA
January 31, 2003